August 25, 2023	Registration Statement Nos. 333-270004 and 333-270004-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

$2,800,000

Capped Dual Directional Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket of Twenty-Seven Reference Stocks due August 28, 2026

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

•	The notes are designed for investors who seek a capped return of 2.00 times any appreciation (with a Maximum Upside Return of 40.00%), or a capped return equal to 50.00% of the absolute value of any depreciation (with a maximum downside return of 7.50%), of an unequally weighted basket of twenty-seven Reference Stocks.
•	Because the Class B common stock of United Parcel Service, Inc., the common stock of FedEx Corporation and the common stock of Union Pacific Corporation make up 25.00% of the Basket, we expect that generally the market value of your notes and your payment at maturity will depend to a greater extent on the performance of these Reference Stocks.
•	Investors should be willing to forgo interest and dividend payments and be willing to lose up to 85.00% of their principal amount at maturity.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes priced on August 25, 2023 and are expected to settle on or about August 30, 2023.
•	CUSIP: 48134AAG0

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$2.50	$997.50
Total	$2,800,000	$7,000	$2,793,000

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $2.50 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The estimated value of the notes, when the terms of the notes were set, was $937.90 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 4-I dated April 13, 2023 and the prospectus and prospectus supplement, each dated April 13, 2023

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Basket: The notes are linked to an unequally weighted basket consisting of twenty-seven Reference Stocks, as specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement.

Stock Weight: With respect to each Reference Stock, as specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement

Maximum Upside Return: 40.00% (corresponding to a maximum payment at maturity of $1,400.00 per $1,000 principal amount note)

Upside Leverage Factor: 2.00

Downside Participation: 50.00%

Buffer Amount: 15.00%

Pricing Date: August 25, 2023

Original Issue Date (Settlement Date): On or about August 30, 2023

Observation Date *: August 25, 2026

Maturity Date*: August 28, 2026

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Payment at Maturity:

If the Final Basket Value is greater than the Initial Basket Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Basket Return × Upside Leverage Factor), subject to the Maximum Return

If the Final Basket Value is equal to the Initial Basket Value or is less than the Initial Basket Value by up to the Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Absolute Basket Return × Downside Participation)

This payout formula results in an effective cap of 7.50% on your return at maturity if the Basket Return is negative. Under these limited circumstances, your maximum payment at maturity is $1,075.00 per $1,000 principal amount note.

If the Final Basket Value is less than the Initial Basket Value by more than the Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + [$1,000 × (Basket Return + Buffer Amount)]

If the Final Basket Value is less than the Initial Basket Value by more than the Buffer Amount, you will lose some or most of your principal amount at maturity.

Absolute Basket Return: The absolute value of the Basket Return. For example, if the Basket Return is -5%, the Absolute Basket Return will equal 5%.

Basket Return:

(Final Basket Value – Initial Basket Value)
Initial Basket Value

Initial Basket Value: Set equal to 100 on the Pricing Date

Final Basket Value: The closing level of the Basket on the Observation Date

Closing Level of the Basket:

100 × [1 + sum of (Stock Return of each Reference Stock × Stock Weight of that Reference Stock)]

Stock Return: With respect to each Reference Stock,

(Final Value – Initial Value)
Initial Value

Initial Value: With respect to each Reference Stock, the closing price of one share of that Reference Stock on the Pricing Date, as specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement

Final Value: With respect to each Reference Stock, the closing price of one share of that Reference Stock on the Observation Date

Stock Adjustment Factor: With respect to each Reference Stock, the Stock Adjustment Factor is referenced in determining the closing price of one share of that Reference Stock and is set equal to 1.0 on the Pricing Date. The Stock Adjustment Factor of each Reference Stock is subject to adjustment upon the occurrence of certain corporate events affecting that Reference Stock. See “The Underlyings — Reference Stocks — Anti-Dilution Adjustments” and “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement for further information.

PS-1 | Structured Investments Capped Dual Directional Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket of Twenty-Seven Reference Stocks

Key Terms Relating to the Reference Stocks

Reference Stock	Bloomberg Ticker Symbol	Stock Weight	Initial Value
Class B common stock of United Parcel Service, Inc., par value $0.01 per share	UPS	10.00%	$168.87
Common stock of FedEx Corporation, par value $0.10 per share	FDX	8.00%	$258.73
Common stock of Union Pacific Corporation, par value $2.50 per share	UNP	7.00%	$224.18
Common shares of Canadian National Railway Company, no par value	CNI	5.00%	$112.48
Common shares of Canadian Pacific Kansas City Limited, no par value	CP	5.00%	$78.58
Common stock of CSX Corporation, par value $1.00 per share	CSX	5.00%	$30.91
Common stock of Norfolk Southern Corporation, par value $1.00 per share	NSC	5.00%	$210.65
Common stock of Uber Technologies, Inc., par value $0.00001 per share	UBER	5.00%	$43.96
Common stock of Avis Budget Group, Inc., par value $0.01 per share	CAR	3.00%	$216.85
Common stock of C.H. Robinson Worldwide, Inc., par value $0.10 per share	CHRW	3.00%	$93.76
Common stock of Delta Air Lines, Inc., par value $0.0001 per share	DAL	3.00%	$41.70
Common stock of Expeditors International of Washington, Inc., par value $0.01 per share	EXPD	3.00%	$114.32
Common stock of GXO Logistics, Inc., par value $0.01 per share	GXO	3.00%	$61.16
Common stock of J.B. Hunt Transport Services, Inc., par value $0.01 per share	JBHT	3.00%	$187.66
Common stock of Southwest Airlines Co., par value $1.00 per share	LUV	3.00%	$31.22
Common stock of Old Dominion Freight Line, Inc., par value $0.10 per share	ODFL	3.00%	$409.04
Common stock of Ryder System, Inc., par value $0.50 per share	R	3.00%	$96.92
Common stock of Saia, Inc., par value $0.001 per share	SAIA	3.00%	$407.00
Common stock of United Airlines Holdings, Inc., par value $0.01 per share	UAL	3.00%	$48.94
Common stock of XPO, Inc., par value $0.001 per share	XPO	3.00%	$69.02
Common stock of American Airlines Group Inc., par value $0.01 per share	AAL	2.00%	$14.58
Common stock of Alaska Air Group, Inc., par value $0.01 per share	ALK	2.00%	$41.82
Common stock of Hertz Global Holdings, Inc., par value $0.01 per share	HTZ	2.00%	$16.88
Common stock of JetBlue Airways Corporation, par value $0.01 per share	JBLU	2.00%	$6.06
Common stock of Kirby Corporation, par value $0.10 per share	KEX	2.00%	$81.92
Common stock of Landstar System, Inc., par value $0.01 per share	LSTR	2.00%	$186.95
Common stock of Matson, Inc., no par value	MATX	2.00%	$87.01
PS-2 | Structured Investments Capped Dual Directional Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket of Twenty-Seven Reference Stocks

Hypothetical Payout Profile

The following table illustrates the hypothetical total return at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns set forth below assume the following:

•	an Initial Basket Value of 100.00;
•	a Maximum Upside Return of 40.00%;
•	an Upside Leverage Factor of 2.00;
•	a Downside Participation of 50.00%; and
•	a Buffer Amount of 15.00%.

Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table have been rounded for ease of analysis.

Final Basket Value	Basket Return	Absolute Basket Return	Total Return on the Notes	Payment at Maturity
180.00	80.00%	N/A	40.00%	$1,400.00
165.00	65.00%	N/A	40.00%	$1,400.00
150.00	50.00%	N/A	40.00%	$1,400.00
140.00	40.00%	N/A	40.00%	$1,400.00
130.00	30.00%	N/A	40.00%	$1,400.00
120.00	20.00%	N/A	40.00%	$1,400.00
110.00	10.00%	N/A	20.00%	$1,200.00
105.00	5.00%	N/A	10.00%	$1,100.00
101.00	1.00%	N/A	2.00%	$1,015.00
100.00	0.00%	0.00%	0.00%	$1,000.00
95.00	-5.00%	5.00%	2.50%	$1,025.00
90.00	-10.00%	10.00%	5.00%	$1,050.00
85.00	-15.00%	15.00%	7.50%	$1,075.00
80.00	-20.00%	N/A	-5.00%	$950.00
70.00	-30.00%	N/A	-15.00%	$850.00
60.00	-40.00%	N/A	-25.00%	$750.00
50.00	-50.00%	N/A	-35.00%	$650.00
40.00	-60.00%	N/A	-45.00%	$550.00
30.00	-70.00%	N/A	-55.00%	$450.00
20.00	-80.00%	N/A	-65.00%	$350.00
10.00	-90.00%	N/A	-75.00%	$250.00
0.00	-100.00%	N/A	-85.00%	$150.00

PS-3 | Structured Investments Capped Dual Directional Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket of Twenty-Seven Reference Stocks

The following graph demonstrates the hypothetical total returns and hypothetical payments at maturity on the notes for a sub-set of Basket Returns detailed in the table above (-80% to 80%). There can be no assurance that the performance of the Basket will result in the return of any of your principal amount in excess of $150.00 per $1,000 principal amount note, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

How the Notes Work

Basket Appreciation Upside Scenario:

If the Final Basket Value is greater than the Initial Basket Value, investors will receive at maturity the $1,000 principal amount plus a return equal to the Basket Return times the Upside Leverage Factor of 2.00, up to the Maximum Return of 40.00%. An investor will realize the maximum payment at maturity at a Final Basket Value at or above 120.00% of the Initial Basket Value.

•	If the closing level of the Basket increases 5.00%, investors will receive at maturity a return equal to 10.00%, or $1,100.00 per $1,000 principal amount note.
•	If the closing level of the Basket increases 65.00%, investors will receive at maturity a return equal to the 40.00% Maximum Return, or $1,400.00 per $1,000 principal amount note, which is the maximum payment at maturity.

Basket Par or Basket Depreciation Par or Upside Scenario:

If the Final Basket Value is equal to the Initial Basket Value or is less than the Initial Basket Value by up to the Buffer Amount of 15.00%, investors will receive at maturity the $1,000 principal amount plus a return equal to the Absolute Basket Return times the Downside Participation of 50.00%.

•	For example, if the closing level of the Basket declines 10.00%, investors will receive at maturity a return equal to 5.00%, or $1,050.00 per $1,000 principal amount note.

Downside Scenario:

If the Final Basket Value is less than the Initial Basket Value by more than the Buffer Amount of 15.00%, investors will lose 1% of the principal amount of their notes for every 1% that the Final Basket Value is less than the Initial Basket Value by more than the Buffer Amount.

•	For example, if the closing level of the Basket declines 60.00%, investors will lose 45.00% of their principal amount and receive only $550.00 per $1,000 principal amount note at maturity, calculated as follows:

$1,000 + [$1,000 × (-60.00% + 15.00%)] = $550.00

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

PS-4 | Structured Investments Capped Dual Directional Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket of Twenty-Seven Reference Stocks

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and product supplement.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The notes do not guarantee any return of principal. If the Final Basket Value is less than the Initial Basket Value by more than 15.00%, you will lose 1% of the principal amount of your notes for every 1% that the Final Basket Value is less than the Initial Basket Value by more than 15.00%. Accordingly, under these circumstances, you will lose up to 85.00% of your principal amount at maturity.

•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED BY THE MAXIMUM UPSIDE RETURN IF THE BASKET RETURN IS POSITIVE,

regardless of any appreciation of the Basket, which may be significant.

• YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED BY THE BUFFER AMOUNT AND THE DOWNSIDE PARTICIPATION IF THE BASKET RETURN IS NEGATIVE —

Because the payment at maturity will not reflect the Absolute Basket Return if the Final Basket Value is less than the Initial Basket Value by more than the Buffer Amount, the Buffer Amount and the Downside Participation effectively cap your return at 7.50% at maturity if the Basket Return is negative. The maximum payment at maturity if the Basket Return is negative is $1,075.00 per $1,000 principal amount note.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	THE NOTES DO NOT PAY INTEREST.
•	CORRELATION (OR LACK OF CORRELATION) OF THE REFERENCE STOCKS —

The notes are linked to an unequally weighted Basket composed of twenty-seven Reference Stocks. Because the Class B common stock of United Parcel Service, Inc., the common stock of FedEx Corporation and the common stock of Union Pacific Corporation make up 25.00% of the Basket, we expect that generally the market value of your notes and your payment at maturity will depend to a greater extent on the performance of these Reference Stocks. In calculating the Final Basket Value, an increase in the price of one share of one of the Reference Stocks may be moderated, or more than offset, by lesser increases or declines in the prices of one share of the other Reference Stocks. In addition, high correlation of movements in the prices of one share of the Reference Stocks during periods of negative returns among the Reference Stocks could have an adverse effect on the return on the notes.

•	YOU WILL NOT RECEIVE DIVIDENDS ON ANY REFERENCE STOCK OR HAVE ANY RIGHTS WITH RESPECT TO ANY REFERENCE STOCK.

•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

PS-5 | Structured Investments Capped Dual Directional Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket of Twenty-Seven Reference Stocks

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of one share of the Reference Stock. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary

PS-6 | Structured Investments Capped Dual Directional Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket of Twenty-Seven Reference Stocks

market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Risks Relating to the Basket

•	NO AFFILIATION WITH ANY REFERENCE STOCK ISSUER —

We have not independently verified any of the information about any Reference Stock issuer contained in this pricing supplement. You should undertake your own investigation into each Reference Stock and its issuer. We are not responsible for any Reference Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

•	THE REFERENCE STOCKS ARE CONCENTRATED IN THE TRANSPORTATION AND LOGISTICS INDUSTRIES —

A substantial portion of the Reference Stocks has been issued by companies whose business is associated with the transportation and logistics industries. Because the value of the notes is determined by the performance of the Basket consisting of the Reference Stocks, an investment in these notes will be concentrated in these industries. As a result, the value of the notes may be subject to greater volatility and may be more adversely affected by a single positive or negative economic, political or regulatory occurrence affecting these industries than a different investment linked to securities of a more broadly diversified group of issuers.

•	RISKS ASSOCIATED WITH NON-U.S. COMPANIES WITH RESPECT TO THE COMMON SHARES OF CANADIAN NATIONAL RAILWAY COMPANY AND THE COMMON SHARES OF CANADIAN PACIFIC KANSAS CITY LIMITED —

The common shares of Canadian National Railway Company and the common shares of Canadian Pacific Kansas City Limited have been issued by a non-U.S. company. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the home countries of the issuers of those non-U.S. equity securities.

•	CURRENCY EXCHANGE RATE RISK WITH RESPECT TO THE COMMON SHARES OF CANADIAN NATIONAL RAILWAY COMPANY AND THE COMMON SHARES OF CANADIAN PACIFIC KANSAS CITY LIMITED —

Because the common shares of Canadian National Railway Company and the common shares of Canadian Pacific Kansas City Limited are quoted and traded in U.S. dollars on the New York Stock Exchange and in Canadian dollars on the Toronto Stock Exchange, fluctuations in the exchange rate between the Canadian dollars and the U.S. dollar will likely affect the relative value of the common shares of Canadian National Railway Company and the common shares of Canadian Pacific Kansas City Limited in the two currencies and, as a result, will likely affect the market price of the common shares of Canadian National Railway Company and the common shares of Canadian Pacific Kansas City Limited trading on the New York Stock Exchange.  These trading differences and currency exchange rates may affect the market value of the notes.  The Canadian dollar has been subject to fluctuations against the U.S. dollar in the past and may be subject to significant fluctuations in the future.  Previous fluctuations or periods of relative stability in the exchange rate between the Canadian dollar and the U.S. dollar are not necessarily indicative of fluctuations or periods of relative stability in that rate that may occur over the term of the notes.  The exchange rate between the Canadian dollar and the U.S. dollar is the result of the supply of, and the demand for, those currencies.  Changes in the exchange rate results over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Canada and the United States, including economic and political developments in other countries.  Of particular importance are rates of inflation, interest rate levels, the balance of payments, any political, civil or military unrest and the extent of governmental surpluses or deficits in Canada and the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by Canada and the United States and other jurisdictions important to international trade and finance.

•	LIMITED TRADING HISTORY WITH RESPECT TO THE COMMON STOCK OF UBER TECHNOLOGIES, INC., THE COMMON STOCK OF GXO LOGISTICS, INC. AND THE COMMON STOCK OF HERTZ GLOBAL HOLDINGS, INC. —

The common stock of Uber Technologies, Inc. commenced trading on the New York Stock Exchange on May 10, 2019, the common stock of GXO Logistics, Inc. commenced trading on the New York Stock Exchange on August 2, 2021 and the common stock of Hertz Global Holdings, Inc. commenced trading on The Nasdaq Stock Market on November 9, 2021 after emerging from bankruptcy proceedings on June 30, 2021 and therefore each has limited historical performance. Accordingly, historical information for these Reference Stocks is available only since those dates. Past performance should not be considered indicative of future performance.

•	THE ANTI-DILUTION PROTECTION FOR EACH REFERENCE STOCK IS LIMITED AND MAY BE DISCRETIONARY —

The calculation agent will not make an adjustment in response to all events that could affect a Reference Stock. The calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

PS-7 | Structured Investments Capped Dual Directional Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket of Twenty-Seven Reference Stocks

The Basket

The return on the notes is linked to an unequally weighted basket consisting of twenty-seven Reference Stocks. Because the Class B common stock of United Parcel Service, Inc., the common stock of FedEx Corporation and the common stock of Union Pacific Corporation make up 25.00% of the Basket, we expect that generally the market value of your notes and your payment at maturity will depend to a greater extent on the performance of these Reference Stocks

All information contained in this pricing supplement on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources, without independent verification. Each Reference Stock is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on the exchange provided in the table below, which we refer to as the relevant exchange for purposes of that Reference Stock in the accompanying product supplement. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided in the table below, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete. We obtained the closing prices below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. The closing prices below may have been adjusted by Bloomberg for corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Reference Stock	Bloomberg Ticker Symbol	Relevant Exchange	SEC File Number	Closing Price on August 25, 2023
Class B common stock of United Parcel Service, Inc., par value $0.01 per share	UPS	New York Stock Exchange	001-15451	$168.87
Common stock of FedEx Corporation, par value $0.10 per share	FDX	New York Stock Exchange	001-15829	$258.73
Common stock of Union Pacific Corporation, par value $2.50 per share	UNP	New York Stock Exchange	001-06075	$224.18
Common shares of Canadian National Railway Company, no par value	CNI	New York Stock Exchange	001-02413	$112.48
Common shares of Canadian Pacific Kansas City Limited, no par value	CP	New York Stock Exchange	001-01342	$78.58
Common stock of CSX Corporation, par value $1.00 per share	CSX	The Nasdaq Stock Market	001-08022	$30.91
Common stock of Norfolk Southern Corporation, par value $1.00 per share	NSC	New York Stock Exchange	001-08339	$210.65
Common stock of Uber Technologies, Inc., par value $0.00001 per share	UBER	New York Stock Exchange	001-38902	$43.96
Common stock of Avis Budget Group, Inc., par value $0.01 per share	CAR	The Nasdaq Stock Market	001-10308	$216.85
Common stock of C.H. Robinson Worldwide, Inc., par value $0.10 per share	CHRW	The Nasdaq Stock Market	000-23189	$93.76
Common stock of Delta Air Lines, Inc., par value $0.0001 per share	DAL	New York Stock Exchange	001-05424	$41.70
Common stock of Expeditors International of Washington, Inc., par value $0.01 per share	EXPD	The Nasdaq Stock Market	000-13468	$114.32
Common stock of GXO Logistics, Inc., par value $0.01 per share	GXO	New York Stock Exchange	001-40470	$61.16
Common stock of J.B. Hunt Transport Services, Inc., par value $0.01 per share	JBHT	The Nasdaq Stock Market	000-11757	$187.66
Common stock of Southwest Airlines Co., par value $1.00 per share	LUV	New York Stock Exchange	001-07259	$31.22
Common stock of Old Dominion Freight Line, Inc., par value $0.10 per share	ODFL	The Nasdaq Stock Market	001-19582	$409.04
PS-8 | Structured Investments Capped Dual Directional Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket of Twenty-Seven Reference Stocks

Reference Stock	Bloomberg Ticker Symbol	Relevant Exchange	SEC File Number	Closing Price on August 25, 2023
Common stock of Ryder System, Inc., par value $0.50 per share	R	New York Stock Exchange	001-04364	$96.92
Common stock of Saia, Inc., par value $0.001 per share	SAIA	The Nasdaq Stock Market	000-49983	$407.00
Common stock of United Airlines Holdings, Inc., par value $0.01 per share	UAL	The Nasdaq Stock Market	001-06033	$48.94
Common stock of XPO, Inc., par value $0.001 per share	XPO	New York Stock Exchange	001-32172	$69.02
Common stock of American Airlines Group Inc., par value $0.01 per share	AAL	The Nasdaq Stock Market	001-08400	$14.58
Common stock of Alaska Air Group, Inc., par value $0.01 per share	ALK	New York Stock Exchange	001-08957	$41.82
Common stock of Hertz Global Holdings, Inc., par value $0.01 per share	HTZ	The Nasdaq Stock Market	001-37665	$16.88
Common stock of JetBlue Airways Corporation, par value $0.01 per share	JBLU	The Nasdaq Stock Market	000-49728	$6.06
Common stock of Kirby Corporation, par value $0.10 per share	KEX	New York Stock Exchange	001-07615	$81.92
Common stock of Landstar System, Inc., par value $0.01 per share	LSTR	The Nasdaq Stock Market	000-21238	$186.95
Common stock of Matson, Inc., no par value	MATX	New York Stock Exchange	001-34187	$87.01

According to publicly available filings of the relevant Reference Stock issuer with the SEC:

•	United Parcel Service, Inc. is a package delivery company and a provider of global supply chain management solutions.
•	FedEx Corporation provides a portfolio of transportation, e-commerce and business services through operating companies competing collectively and operating collaboratively as one FedEx.
•	Union Pacific Corporation, through its principal operating company, Union Pacific Railroad Company, connects 23 states in the western two-thirds of the United States by rail, providing a link in the global supply chain.
•	Canadian National Railway Company, a Canadian company, is engaged in the rail and related transportation business.
•	Canadian Pacific Kansas City Limited (formerly known as Canadian Pacific Railway Limited), a Canadian company, owns and operates a freight railway spanning Canada, the U.S. and Mexico and provides rail and intermodal transportation services.
•	CSX Corporation provides rail-based freight transportation services, including traditional rail service, the transport of intermodal containers and trailers, as well as other transportation services, such as rail-to-truck transfers and bulk commodity operations.
•	Norfolk Southern Corporation is primarily engaged in the rail transportation of raw materials, intermediate products and finished goods primarily in the Southeast, East and Midwest and, via interchange with rail carriers, to and from the rest of the United States and also transports overseas freight through several Atlantic and Gulf Coast ports.
•	Uber Technologies, Inc. develops and operates proprietary technology applications supporting a variety of offerings on its platform that connects (i) consumers with providers of ride services for ridesharing services, (ii) consumers with restaurants, grocers and other stores with delivery service providers for meal preparation, grocery and other delivery services, (iii) consumers with public transportation networks and (iv) shippers with carriers in the freight industry by providing carriers with the ability to book a shipment, transportation management and other logistics services.
•	Avis Budget Group, Inc. is a provider of mobility solutions that offers a range of options, from car and truck rental to car sharing.
•	C.H. Robinson Worldwide, Inc. is a provider of transportation services and logistics solutions through a network of offices operating in North America, Europe, Asia, Oceania and South America.
•	Delta Air Lines, Inc. provides scheduled air transportation for passengers and cargo throughout the United States and around the world.
•	Expeditors International of Washington, Inc. is a provider of global logistics services, operating through a worldwide network of offices and exclusive or non-exclusive agents.
PS-9 | Structured Investments Capped Dual Directional Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket of Twenty-Seven Reference Stocks

•	GXO Logistics, Inc. is a contract logistics provider that provides warehousing and distribution, order fulfillment, e-commerce, reverse logistics and other supply chain services.
•	J.B. Hunt Transport Services, Inc. provides a range of transportation, brokerage and delivery services to a group of customers and consumers throughout the continental United States, Canada and Mexico.
•	Southwest Airlines Co. operates a passenger airline that provides scheduled air transportation in the United States and near-international markets.
•	Old Dominion Freight Line, Inc. is a less-than-truckload (LTL) motor carrier.
•	Ryder System, Inc. is a logistics and transportation company that provides supply chain, transportation and commercial fleet management solutions.
•	Saia, Inc. is a transportation company that provides less-than-truckload (LTL) services, as well as a range of other services, including non-asset truckload, expedited and logistics services across North America.
•	United Airlines Holdings, Inc. transports people and cargo throughout North America and to destinations in Asia, Europe, Africa, the Pacific, the Middle East and Latin America.
•	XPO, Inc. is a provider of freight transportation services.
•	American Airlines Group Inc.’s primary business activity is the operation of a major network air carrier, providing scheduled air transportation for passengers and cargo.
•	Alaska Air Group, Inc. operates two airlines, Alaska Airlines, Inc. and Horizon Air Industries, Inc.
•	Hertz Global Holdings, Inc. is engaged principally in the business of renting vehicles primarily through its Hertz, Dollar and Thrifty brands.
•	JetBlue Airways Corporation provides air transportation services across the United States, the Caribbean, Latin America, Canada, and England.
•	Kirby Corporation is a domestic tank barge operator that transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge.
•	Landstar System, Inc. is a provider of integrated transportation management solutions.
•	Matson, Inc. is a provider of ocean transportation and logistics services.

Historical Information

The first graph sets forth the historical performance of the Basket as a whole based on the weekly historical closing prices of one share of each Reference Stock from November 12, 2021 through August 18, 2023.  The graph of the historical performance of the Basket assumes that the closing level of the Basket on November 12, 2021 was 100 and that the Stock Weights of the Reference Stocks were as specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement on that date.  The other graphs below set forth the historical performance of each Reference Stock (other than the common stock of Uber Technologies, Inc., the common stock of GXO Logistics, Inc. and the common stock of Hertz Global Holdings, Inc.) based on the weekly historical closing prices of one share of that Reference Stock from January 5, 2018 through August 18, 2023, the historical performance of the common stock of Uber Technologies, Inc. based on the weekly historical closing prices of one share of that Reference Stock from May 10, 2019 through August 18, 2023, the common stock of GXO Logistics, Inc. based on the weekly historical closing prices of one share of that Reference Stock from August 6, 2021 through August 18, 2023 and the common stock of Hertz Global Holdings, Inc. based on the weekly historical closing prices of one share of that Reference Stock from November 12, 2021 through August 18, 2023. The common stock of Uber Technologies, Inc. commenced trading on the New York Stock Exchange on May 10, 2019, the common stock of GXO Logistics, Inc. commenced trading on the New York Stock Exchange on August 2, 2021 and the common stock of Hertz Global Holdings, Inc. commenced trading on The Nasdaq Stock Market on November 9, 2021 after emerging from bankruptcy proceedings on June 30, 2021 and therefore each has limited historical performance.

The historical closing levels of the Basket and the historical closing prices of one share of each Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Basket on the Observation Date or the closing prices of one share of any Reference Stock on the Observation Date. There can be no assurance that the performance of the Basket will result in the return of any of your principal amount in excess of $150.00 per $1,000 principal amount note, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

PS-10 | Structured Investments Capped Dual Directional Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket of Twenty-Seven Reference Stocks

PS-11 | Structured Investments Capped Dual Directional Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket of Twenty-Seven Reference Stocks

PS-12 | Structured Investments Capped Dual Directional Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket of Twenty-Seven Reference Stocks

PS-13 | Structured Investments Capped Dual Directional Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket of Twenty-Seven Reference Stocks

PS-14 | Structured Investments Capped Dual Directional Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket of Twenty-Seven Reference Stocks

PS-15 | Structured Investments Capped Dual Directional Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket of Twenty-Seven Reference Stocks

PS-16 | Structured Investments Capped Dual Directional Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket of Twenty-Seven Reference Stocks

PS-17 | Structured Investments Capped Dual Directional Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket of Twenty-Seven Reference Stocks

PS-18 | Structured Investments Capped Dual Directional Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket of Twenty-Seven Reference Stocks

PS-19 | Structured Investments Capped Dual Directional Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket of Twenty-Seven Reference Stocks

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2025 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

PS-20 | Structured Investments Capped Dual Directional Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket of Twenty-Seven Reference Stocks

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

PS-21 | Structured Investments Capped Dual Directional Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket of Twenty-Seven Reference Stocks

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Payout Profile” and “How the Notes Work” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Basket” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Validity of the Notes and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been issued by JPMorgan Financial pursuant to the indenture, the trustee and/or paying agent has made, in accordance with the instructions from JPMorgan Financial, the appropriate entries or notations in its records relating to the master global note that represents such notes (the “master note”), and such notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2023, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2023.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000121390023029539/ea152803_424b2.pdf
•	Prospectus supplement and prospectus, each dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-22 | Structured Investments Capped Dual Directional Buffered Return Enhanced Notes Linked to an Unequally Weighted Basket of Twenty-Seven Reference Stocks